Exhibit 99.1

MRI Interventions Secures Commitments for $3,550,000 in Private Notes Offering

MEMPHIS, Tenn., March 10, 2014 (GLOBE NEWSWIRE) -- MRI Interventions, Inc. (OTCQB: MRIC) announced today that it has entered into a purchase agreement with certain accredited investors for a private placement of securities. Upon a closing under the purchase agreement, which is subject to satisfaction of certain closing conditions, MRI Interventions will receive gross proceeds of $3,550,000 before offering-related expenses. The securities being sold by the company consist of 12% second-priority secured non-convertible promissory notes due 2019 and warrants to purchase 0.3 share of MRI Interventions’ common stock for each dollar in principal amount of notes sold by the company, such warrants having an exercise price of $1.75 per share.

The notes and warrants will be sold only to accredited investors in a private placement in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Neither the offer and sale of the notes and warrants, nor the offer and sale of the shares of the company’s common stock that may be issued under the warrants, have been, nor will they be, registered under the Securities Act. The notes, the warrants and the shares of the company’s common stock issuable upon exercise of the warrants may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from such registration. This press release is provided pursuant to and in accordance with Rule 135c under the Securities Act. This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of notes and warrants, or shares of the company’s common stock issuable upon exercise of the warrants, in any jurisdiction in which an offer, solicitation or sale thereof would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Contact Information:

MRI Interventions, Inc.

David Carlson, CFO, 901-522-9300